Exhibit 8.1

OPINION

OF

GARDNER FIRM PLLC

September 18, 2015

Park Place Energy Corp.

2200 Ross Avenue, Suite 4500E

Dallas, Texas 75201

Ladies and Gentlemen:

This opinion letter is being delivered to you in connection with the proposed agreement and plan of merger (the “Proposed Agreement”) by and among Park Place Energy Corp., a Nevada corporation (“PPEC”), Park Place Energy Inc., a Delaware corporation and wholly-owned subsidiary of PPEC (“Hold Co.”), and PPEC Merger Corp., a Nevada corporation and wholly-owned subsidiary of Hold Co. (“PPEC Merger Corp.”). Under the terms of the Proposed Agreement, PPEC will merge with PPEC Merger Corp., with PPEC surviving the merger as a wholly-owned subsidiary of Hold Co. (the “Reincorporation”). The Reincorporation is described in the Amendment No. 1 to Form S-4 Registration Statement of the Company filed with the Securities and Exchange Commission on September 18, 2015 (the “Registration Statement”), which includes the Proxy Statement/Prospectus of PPEC. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

In rendering the opinions in the paragraphs numbered 1 through 3 below, we have examined and are relying on the completeness and accuracy, both initially and continuing as of the effective time of the Reincorporation, of the Proposed Agreement and the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of this opinion letter. We have assumed: (i) that the Reincorporation will be consummated in the manner contemplated by the Registration Statement and the Proposed Agreement, without waiver or modification of the material terms and conditions thereof; (ii) the truth and accuracy, on the date of the Proposed Agreement and on the date hereof, of the representations and warranties made by PPEC and Hold Co. in the Proposed Agreement; and (iii) the truth, accuracy, completeness, authenticity and due authorization of the representation letter dated September 18, 2015, executed by PPEC and Hold Co. for use in preparing our opinion.

The opinions expressed herein represent our judgment as to the proper treatment of certain aspects of the Reincorporation under U.S. federal income tax laws based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the “IRS”) currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes will not affect the conclusions expressed herein.

This opinion letter relates solely to the tax consequences of the Reincorporation under U.S. federal income tax laws, and we express no opinion regarding the tax consequences or other legal consequences of the Reincorporation under the laws of any other jurisdiction. Our opinions in paragraphs 1 through 3 express only the specific issues set forth therein, do not address any other tax consequences that may result from the Reincorporation or any other transaction, and no other or more expansive opinion is intended, implied, or to be inferred beyond the matters expressly stated in this opinion letter.

Based upon the foregoing and subject to the assumptions, exceptions, exclusions, qualifications and limitations set forth in this opinion letter, as of the date hereof, we are of the opinion that:

1.	The Reincorporation will constitute a “reorganization” within the meaning of Section 368(a) of the Code, with each of PPEC, Hold Co. and PPEC Merger Corp. being a “party to the reorganization” within the meaning of Section 368(b) of the Code;

2.	No gain or loss will be recognized by PPEC, Hold Co. or PPEC Merger Corp. as a result of the Reincorporation; and

3.	The discussion in the Registration Statement, under the section “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” which starts on or about page 44 of such Registration Statement, to the extent it constitutes descriptions of legal matters or conclusions, is true and accurate in all material respects.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the section “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Gardner Firm PLLC A Texas professional limited liability company

By:	/s/ Ryan Gardner
Name:	Ryan Gardner
Its:	Manager and Member